Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Foderaro	Ward Wolff
Director, Corporate	SVP, Finance and CFO
Communications & IR	650-517-8330
650-517-8472	wwolff@nuvelo.com
nfoderaro@nuvelo.com

NUVELO REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

SAN CARLOS, Calif., May 9, 2007 – Nuvelo, Inc. (Nasdaq: NUVO) today announced first quarter 2007 financial results and accomplishments.

For the first quarter ended March 31, 2007, Nuvelo reported a net loss of $15.3 million, or $0.29 per share, compared to a net loss of $19.7 million, or $0.40 per share, for the same period in 2006. Net cash used in operating activities was $17.2 million for the 2007 quarter. As of March 31, 2007, the company had cash, cash equivalents and short-term investments of $134.8 million.

Revenues for the first quarter of 2007 were $0.9 million, compared to $1.1 million for the same period in 2006. Both periods include $0.8 million of recognized revenue from the $50.0 million up-front license fee received from Bayer HealthCare (Bayer) in January 2006. The up-front license fee was recorded as deferred revenue upon receipt and is being recognized as revenue on a straight-line basis over the estimated performance period under the agreement.

Total operating expenses for the first quarter of 2007 were $18.1 million, compared to $22.3 million for the same period in 2006.

Research and development expenses were $12.7 million for the first quarter of 2007 compared to $12.1 million for the same period in 2006, net of collaboration partner cost sharing credits of $3.3 million and $7.0 million, respectively. The increase in net R&D expenses in 2007 was primarily due to lower cost-sharing amounts, partially offset by decreases in clinical trial and drug manufacturing costs. Non-cash employee stock-based compensation included in research and development expenses totaled $1.0 million and $1.3 million in the 2007 and 2006 periods, respectively.

General and administrative expenses were $5.4 million for the first quarter of 2007, compared to $10.2 million for the 2006 period. The decrease was primarily due to a non-cash charge in the 2006 period for the quarterly revaluation of a warrant issued in connection with our Committed Equity Financing Facility and lower rent expense in the 2007 period due to exit costs accrued in the fourth quarter of 2006 related to a vacated facility. Non-cash employee stock-based compensation included in general and administrative expenses totaled $1.2 million and $1.8 million in the 2007 and 2006 periods, respectively.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Net interest income was $1.8 million for the first quarter of 2007, compared to $1.6 million for the same period in 2006. The increase was primarily due to a reduction in interest expense as a result of lower outstanding debt obligations.

“Over the past several months, we have made good progress with all of our development programs. In our rNAPc2 cancer program, we initiated a Phase 2 trial and received FDA Fast Track designation for both first- and second-line treatment of metastatic colorectal cancer. For NU206, multiple publications and presentations have been made and are forthcoming as we prepare to initiate the first clinical trial with this compound,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We have also made significant progress on our review of the future strategy for alfimeprase. Our research and development organization has done excellent work in gathering data from both the NAPA-3 and SONOMA-3 trials, and we are coming to the final stages of discussions with our steering committees, DSMBs, regulatory agencies and our partner, Bayer. We continue to be on track to complete this analysis and provide guidance on the future direction of alfimeprase in the first half of this year.”

Recent Corporate Accomplishments

•	Initiated a Phase 2 trial with rNAPc2 in patients with metastatic colorectal cancer;

•	Received FDA Fast Track designation for rNAPc2 for both first- and second-line treatment of metastatic colorectal cancer;

•

Presented Phase 2 efficacy data from the ANTHEM (Anticoagulation with rNAPc2 To Help Eliminate MACE)/TIMI 32 trial evaluating rNAPc2 in patients with acute coronary syndromes (ACS) at the American College of Cardiology 56th Annual Scientific Session;

•

Published preclinical data from a study of NU206 in the April issue of Gastroenterology, the official journal of the American Gastroenterological Association, entitled “R-Spondin1, A Novel Intestinotrophic Mitogen, Ameliorates Experimental Colitis in Mice;”

•

Presented preclinical data evaluating the mechanism of action and role of NU206 as a specific and potent stimulator of gastrointestinal epithelial cells at the 2007 American Association for Cancer Research Annual Meeting.

2007 Guidance and Key Milestones

For the first half of 2007, Nuvelo expects both operating expenses and operating use of cash to be in the range of $30.0 to $35.0 million, and amortization of deferred revenue to be consistent with the 2006 run-rate. Nuvelo plans to update this guidance as soon as possible after the company provides further details on alfimeprase development.

In 2007, Nuvelo anticipates accomplishing the following:

•	Provide guidance on the future direction of alfimeprase in the first half of 2007;

•	Advance our acute cardiovascular and oncology programs

•	Initiation of a Phase 1 trial with gastrointestinal epithelial growth factor, NU206, in the first half of 2007;

•	Initiation of a Phase 1 trial with direct thrombin inhibitor, NU172, in the fourth quarter of 2007 or the first quarter of 2008;

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

•	Publish data from the Phase 2 trial of rNAPc2 in patients with ACS in the Journal of the American College of Cardiology in the first half of 2007.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-299-9630 for domestic callers and 617-786-2904 for international callers and reference conference passcode 53818431. A telephone replay of the conference call will be available through Wednesday, May 23, 2007. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode 47035625. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical or surgical procedures. Nuvelo is also advancing an emerging oncology pipeline, including rNAPc2 which is in Phase 2 testing for potential use as a cancer therapy, as well as NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the company’s anticipated results of operations and use of cash in the fiscal year 2007, the timing and amounts of potential Company revenues under collaborative agreements with third parties, the timing and progress of Nuvelo’s clinical stage and internal research programs, including 2007 milestones identified above, the potential improvement or benefit that current or future clinical development programs may demonstrate, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31, 2007	March 31, 2006
Contract revenues	$910	$1,065

Operating expenses:
Research and development	12,725	12,099
General and administrative	5,366	10,201

Total operating expenses	18,091	22,300

Operating loss	(17,181)	(21,235)

Interest income	1,881	1,813
Interest expense	(49)	(229)

Net loss	$(15,349)	$(19,651)

Basic and diluted net loss per share	$(0.29)	$(0.40)

Weighted average shares used in computing basic and diluted net loss per share	53,252	48,913

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006*
Cash, cash equivalents and short-term investments	$134,806	$153,126
Working capital	107,373	122,496
Total assets	158,896	184,405
Bank loans	1,107	1,492
Related party line of credit	1,604	2,292
Other non-current liabilities	67,982	70,598
Accumulated deficit	(473,561)	(458,212)
Total stockholders’ equity	56,878	69,843

*	The consolidated balance sheet data as of December 31, 2006 has been derived from the audited financial statements as of that date.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com